Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
THE SOUTHERN COMPANY

THE SOUTHERN COMPANY, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), DOES HEREBY CERTIFY as follows:
FIRST: The Certificate of Incorporation of the Company (as amended theretofore from time to time and in effect on such date) is hereby amended to delete Article Thirteenth in its entirety.
SECOND: That such amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
IN WITNESS WHEREOF, THE SOUTHERN COMPANY has caused this certificate to be signed by Melissa K. Caen, its Corporate Secretary, this 26th day of May, 2016.

THE SOUTHERN COMPANY

By: /s/Melissa K. Caen
Melissa K. Caen
Corporate Secretary